Exhibit 10.2

Amendment No. 1 to the

KMG Chemicals, Inc.

2016 Long Term Incentive Plan

The following constitutes Amendment No. 1 to the KMG Chemicals, Inc. 2016 Long Term Incentive Plan originally effective as of November 30, 2015 (the “Plan”) adopted in accordance with Section 8.7 of the Plan.

WHEREAS, on November 1, 2017, the Board of Directors of KMG Chemicals, Inc. (the “Company”) approved increasing the number of shares issuable under the Plan by 250,000 shares of common stock of the Company (the “Share Increase”);

WHEREAS, at the annual meeting of the shareholders of the Company on December 5, 2017, the shareholders approved the Share Increase;

NOW, THEREFORE:

Effective as of December 5, 2017, the first sentence of Section 1.4 of the Plan is hereby amended to read as follows:

“Subject to adjustment under Section 7.6, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) Seven Hundred Fifty Thousand (750,000) Shares of Common Stock.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be duly executed in its name and on its behalf by its duly authorized officer, on this 23rd day of February, 2018.

ATTEST: By: /s/ Roger C. Jackson Name: Roger C. Jackson Title: Vice President & General Counsel	KMG Chemicals, Inc. By: /s/ Christopher T. Fraser Name: Christopher T. Fraser Title: President & Chief Executive Officer